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                                                                     EXHIBIT 4.1


                          CERTIFICATE OF DESIGNATION OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                             NEW VISUAL CORPORATION


         New Visual Corporation, a Utah corporation (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company as required by Section 16-10a-602 of the Utah Revised Business Corporation Act (the "Act"). The resolution was adopted by Unanimous Written Consent, dated as of February 24, 2003, pursuant to Section 16-10a-821 of the Act, and the Articles and Bylaws of the Corporation. Shareholder approval was not required. No shares of the Series A Junior Participating Preferred Stock of the Company are outstanding. There are 3,192 shares of the Series B Preferred Stock currently outstanding.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

                      SERIES C CONVERTIBLE PREFERRED STOCK:

         Section 1. DESIGNATION OF AMOUNT. The shares of such series shall be designated "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the authorized Series C Preferred Stock shall be fixed at 100,000. Such number of shares may not be increased or decreased.

         Section 2. DIVIDENDS. The Series C Preferred Stock shall not be entitled to receive any dividends.

         Section 3. LIQUIDATION RIGHTS OF SERIES C PREFERRED STOCK.

         (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of outstanding shares of Series C Preferred Stock (each, a "Holder") shall be entitled to be paid (such payment is hereafter referred to as a "Liquidation Payment") out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment or any amount shall be made in respect of any stock ranking junior to the Series C Preferred Stock, an amount for each share of Series C Preferred Stock held by each such Holder equal to (A) (i) $6,000,000 minus (ii) the principal amount repaid (prior to the date of such Liquidation Payment) under the Loan to be made pursuant to the 2003 Loan Agreement (as defined in Section 6(a) below), divided by (B) the number of shares of Series C Preferred Stock then outstanding (the "Preference Amount").

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If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the Holders shall be insufficient to permit the payment to each such shareholder of the full Preference Amount payable to it with respect to all shares of Series C Preferred Stock held by such shareholder, then all of the assets of the Company to be distributed shall be distributed ratably to the Holders on the basis of the number of shares of Series C Preferred Stock held.

         (b) REMAINING ASSETS. After payment or distribution to each Holder of the Series C Preferred Stock of the full Preference Amount payable to it with respect to all shares of Series C Preferred Stock held by such shareholder, the holders of any capital stock ranking junior to the Series C Preferred Stock then outstanding shall be entitled to receive ratably all remaining assets of the Company to be distributed.

         (c) MERGER, ETC. Neither the merger nor consolidation of the Company, nor the sale, lease or conveyance of all or part of its property and business as an entirety shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section.

         Section 4. REDEMPTION

         (a) OPTION OF THE COMPANY. If, and only if: (i) the Loan to be made pursuant to the 2003 Loan Agreement (as defined in Section 6(a) below) has been repaid in full and no default by the Company thereunder has occurred and is continuing, or (ii) such Loan is not made within 30 days of the time provided in the Loan Agreement, then upon fifteen (15) days prior written notice, any or all of the shares of Series C Preferred Stock may be redeemed at the option of the Company, expressed by resolution of the Board of Directors, at any time, or from time to time, at a per share redemption price (the "Redemption Price") equal to $0.01. In case of the redemption of less than all shares of Series C Preferred Stock at the time outstanding, including any series of Preferred Stock ranking on a parity with the Series C Preferred Stock, the shares to be redeemed shall be selected by the Company pro rata.


         (b) NOTICE. Notice of a Company redemption pursuant to paragraph 4(a) above shall be given by the Company by causing a notice of redemption to be mailed to each holder of record of such shares to be redeemed as of the redemption date, addressed to each such Holder at his or her address appearing on the books of the Company or given by him or her to the Company for the purpose of notice, or if no such address appears or is given, at the place where the principal office of the Company is located. All notices of redemption given by the Company pursuant to paragraph 4(b) hereof shall specify (i) the number of shares of Series B Preferred Stock of such holder to be redeemed, (ii) the date fixed for redemption, (iii) the Redemption Price, and (iv) the place and manner


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of payment of the Redemption Price. Each notice of redemption mailed pursuant to this paragraph 4(b) shall be deemed to be delivered when deposited in the United States mail, addressed as set forth above, with postage thereon prepaid and shall be deemed to be received upon the earliest of (i) the date of actual receipt; (ii) five days following mailing; or (iii) on the date stamped on the return receipt if sent by registered mail or certified mail, with return receipt requested.

                  (c) TERMINATION OF RIGHTS. The Series C Preferred Stock scheduled for redemption shall, as of the date fixed for redemption, no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the Holders of such shares in or with respect to the Company shall forthwith cease and terminate, except only the right of the Holders of such shares to receive the Redemption Price of such shares upon surrender of the certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in the notice of redemption, each Holder of Series C Preferred Stock scheduled for redemption shall surrender his or her certificate evidencing such shares to the Company at the place designated by the Company and shall thereupon be entitled to receive payment of the Redemption Price therefor. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, notwithstanding that the certificates evidencing any Series C Preferred Stock so scheduled for redemption shall not have been surrendered, all rights including dividends with respect to the shares so scheduled for redemption and the right to transfer such shares on the books of the Company shall forthwith after such date cease and terminate, except for the right of the Holders of record on the date fixed for redemption to receive the Redemption Price, without interest, upon surrender of their certificates therefor.

         Section 5. VOTING RIGHTS.

         (a) NO VOTING RIGHTS. Except as otherwise required by law, Holders of shares of Series C Preferred Stock shall not be entitled to vote on any matter submitted to a vote or consent of the shareholders of the Company, and shares of Series C Preferred Stock shall not be counted in determining the number of shares necessary to approve any matter requiring the vote of shareholders.

         (b) VOTING WITH VOTING STOCK. Except as otherwise required by law, on any matter upon which the Holders of Series C Preferred Stock are entitled to vote, the Holders of Series C Preferred Stock and the holders of the voting stock of the Company shall vote together as a class and not as separate classes, and shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of full shares of common stock, $0.001 par value (the "Common Stock") into which such shares of Series C Preferred Stock could be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken.

         Section 6. CONVERSION. The Holders of the Series C Preferred Stock shall have the following conversion rights:

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         (a) RIGHT TO CONVERT. The shares of Series C Preferred Stock shall not be convertible into shares of the Company's Common Stock unless the Company is in default of its repayment obligations pursuant to that certain Collateral Loan Agreement and Promissory Note between the Company and Mercatus & Partners, Ltd., of February 2003, in which the Company borrowed $6 million from Mercatus & Partners, Ltd. (the "2003 Loan Agreement"). In the event the Company is in default of its repayment obligations pursuant to the 2003 Loan Agreement (after any permitted cure period), each Holder of the Series C Preferred Stock may, at its option, convert each share of Series C Preferred Stock into 1,000 fully paid and nonassessable shares of the Company's Common Stock (the "Conversion Ratio").

         (b) MECHANICS OF CONVERSION. Each Holder of Series C Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series C Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such Holder elects to convert the same and shall state therein the number of shares of Series C Preferred Stock being converted. Thereupon, the Company shall within five (5) trading dates of receipt of such certificate or certificates issue and deliver to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Series C Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder of such shares of Common Stock on such date. If the Holder is converting less than all of the shares of Series C Preferred Stock represented by the certificate tendered, the Company shall promptly deliver to the Holder a new certificate representing the Series C Preferred Stock not converted. If the Company does not deliver such certificate(s) by the date required under this
Section 6(b), the Holder shall be entitled by written notice to the Company at any time on or before receipt of such certificate(s), to rescind such conversion.

         (c) CONVERSION PENALTY. In the event the Company breaches its obligation to timely deliver the Common Stock on conversion, then without limiting Holder's other rights and remedies, the Company shall pay to the Holder an amount accruing at the rate of $5.00 per day for each such breach for each 76,923.077 shares of Common Stock subject to the conversion and not timely delivered, with pro rata payments for amounts less than 76,923.077 shares.

         (d) ADJUSTMENTS ON STOCK SPLITS AND DISTRIBUTIONS. If the Company, at any time while any Series C Preferred Stock is outstanding shall (a) make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a


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smaller number of shares, or (d) issue reclassification of shares of Common
Stock any shares of capital stock of the Company, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph 6(d) shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Company shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         (e) ADJUSTMENTS ON RECLASSIFICATIONS, CONSOLIDATIONS AND MERGERS. In case of reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder of Series C Preferred Stock then outstanding shall have the right thereafter to convert such Series C Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series C Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph 6(e) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         (f) FRACTIONAL SHARES; ISSUANCE EXPENSES. Upon a conversion of Series C Preferred Stock, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Series C Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

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         Section 7. NO REISSUANCE OF SERIES C PREFERRED STOCK. No shares of the
Series C Preferred Stock acquired by the Company for any reason shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock which the Company shall be authorized to issue.

         Section 8. RANK. The Series C Preferred Stock shall rank PARI PASSU with the Series B Preferred Stock of the Company and senior to the Common Stock, the Series A Junior Participating Preferred Stock and any other class or series of stock of the Company, whether presently outstanding or hereafter issued, over which the Series C Preferred Stock has preference or priority in the distribution of assets upon liquidation, dissolution or winding up of the Company.

         Section 9. AMENDMENTS. Notwithstanding any other provision of these Articles of Incorporation, unless otherwise required by law, the provisions of these Articles which set forth the rights, preferences and privileges of the Series C Preferred Stock may be amended by the vote or consent of the Holders of a majority of the Series C Preferred Stock and no other class or series of stock of the Company shall be required to vote upon or consent to such amendment.


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         IN WITNESS WHEREOF, the undersigned has executed this Certificate on
February 24, 2003.




/s/ Brad Ketch
------------------------------
Brad Ketch
Chief Executive Officer


                                                   Attest:



                                                   /s/ C. Rich Wilson III
                                                   ----------------------------
                                                   C. Rich Wilson III
                                                   Secretary


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